Option Agreement

This Agreement (“Agreement”) is made and entered into this 24th day of August, 2007 by and between Consolidated Oil and Gas, Inc., a Nevada corporation (“Consolidated”) and CTI Petroleum, Inc., a Texas corporation (“CTI”).

Recitals:

A.	CTI has advanced, or agreed to advance, $150,000.00 to Consolidated contemporaneously with this Agreement.

B.	As a partial condition to such advance, Consolidated has agreed to grant CTI the option to purchase Consolidated common shares set forth herein.

Now, Therefore, for good and valuable consideration, the sufficiency of which is hereby expressed, the parties hereto agree as follows:

1. Option. During the Exercise Period (as hereafter defined), CTI shall have the option, with five (5) days written notice to Consolidated, in one or more transactions, to purchase common shares of Consolidated in an aggregate amount not exceeding the Ownership Cap. The Ownership Cap shall mean ninety percent (90%) of the fully diluted outstanding common shares of Consolidated, immediately after giving effect to the final purchase of common shares by CTI which equals the Ownership Cap.

2. Option Price. The price per common share purchased pursuant to this Agreement shall, prior to any purchase made hereunder, be equal to the quotient of (a) $2,222,222 divided by (b) the product of (i) common shares of Consolidated outstanding, multiplied by (ii) 11.111.

3. Exercise Period. The Exercise Period shall begin on the date that Consolidated obtains shareholder consent to increase its number of authorized shares outstanding to an amount sufficient to issue to CTI the common shares up to the Ownership Cap, and shall terminate sixty (60) days after such date. Consolidated agrees to promptly take all steps necessary, and use its best efforts to increase its authorized shares in order to accomplish the purposes of this Agreement.

4. Employment Contracts. If CTI exercises its option to acquire common shares pursuant to this Agreement, and thereby acquires sufficient control of Consolidated to influence management, Consolidated shall enter into two (2) year management contracts with the following Consolidated officers at compensation levels as hereafter specified, although managerial duties and responsibilities may be reassigned: Carl Yeatman; Carl Glenn; Douglas Newman. The aggregate compensation for all such contracts is $900,000.00, payable $300,000.00 upon execution of the contracts, with the remainder payable on a mutually agreeable schedule over the remaining 24 months. In addition, upon acquisition of control of Consolidated, CTI will make available to Consolidated CTI’s intellectual property regarding crude oil upgrading in order for Consolidated to make use of such technology.

Exhibit 10.2

5. Representation of Consolidated. Consolidated represents, warrants and covenants to CTI the following:

(a)	Consolidated has full power and authority to enter into this Agreement, and when executed, will constitute the legal and binding obligation of Consolidated.

(b)	Consolidated has only one class of common shares outstanding, and no options, warrants or other securities convertible into common shares outstanding.

(c)	Consolidated agrees to provide reasonable cooperation with CTI’s financial and operational due diligence activities in determining whether to exercise CTI’s option provided herein.

(d)
During the period beginning on the date hereof and ending on the last day of the Exercise Period, Consolidated will not issue any shares of common stock (except to CTI pursuant to this Agreement), pay dividends in cash, stock or otherwise, engage in any financing activities, sell or exchange any assets outside the ordinary course of business or otherwise enter into any business transaction outside the ordinary course of its business.

6. No Rights As a Stockholder. This Agreement does not entitle CTI to any voting rights or other rights as a stockholder of Consolidated, prior to the purchase of common shares.

7. Additional Covenants of Consolidated. Consolidated shall not, by amendment of its Article of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement. Without limiting the generality of the foregoing, Consolidated (a) will take all steps necessary to reserve and keep available, solely for issuance and delivery upon exercise of the option contained in this Agreement, shares of common stock issuable from time to time upon exercise of this option (b) will take all such actions as may be necessary or appropriate in order that Consolidated may validly and legally issue fully paid and nonassessable stock.

8. Successors and Assigns. This Agreement may be assigned by CTI with prior notice to Consolidated and shall be binding upon and inure to the benefit of Consolidated, CTI, their respective successors and permitted assigns.

9. Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) sent by prepaid overnight courier service, or (iii) sent by telecopy or facsimile transmission, answer back requested, to the parties at the following addresses (or at such other address as shall be specified by the parties by like notice):

Exhibit 10.2

if to CTI:

CTI Petroleum, Inc.
700 Technology Drive
Pittsburgh, Pennsylvania 15219

and, if to Consolidated:

Consolidated Oil and Gas, Inc.
316 Main Street, Suite L
Humble TX 77338

Such notices, requests, demands, and other communications shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, or (ii) if sent by telecopy or facsimile transmission, when the answer back is received.

10. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any whatsoever, such illegality or invalidity shall not affect the remainder of this Agreement.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the principles of choice of laws thereof.

12. Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees in addition to its costs and expenses and any other available remedy.

13. Entire Agreement. This Agreement constitutes the entire understanding between Consolidated and CTI with respect to the subject matter hereof, and supersedes all prior negotiations, discussions, agreements and understandings relating to such subject matter.

IN WITNESS WHEREOF, CTI and Consolidated have caused this Agreement to be executed by its duly authorized officer as of the date first set forth above.

CTI PETROLEUM, INC.

By:
Name:
Title:

CONSOLIDATED OIL AND GAS, INC.

By:
Name:
Title:

Exhibit 10.2